EXHIBIT 10.74

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 29, 2002, is entered into by and between Cortex Pharmaceuticals, Inc. (the “Company”), and Roger G. Stoll, Ph.D. (the “Executive”).

WITNESSETH

          WHEREAS, the Executive has considerable experience in management and business development; and

          WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer, and Chairman of the Board, and the Executive wishes to be so employed by the Company.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.          Engagement.  The Company hereby employs the Executive as its President and Chief Executive Officer, reporting to the Company’s Board of Directors, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.  Additionally, during the term of this Agreement, the Company shall nominate the Executive for reelection as a member of the Board of Directors and use its best efforts to cause Executive to be so elected.

          2.          Term.  The term of this Agreement will begin on August 13, 2002 and shall continue thereafter for a three-year period.

          3.          Duties.  During the term of this Agreement, the Executive shall serve as the Company’s President and Chief Executive Officer, and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities as may be assigned to him from time to time by the Board of Directors.  In particular and without limitation, the Executive’s duties shall include using diligent efforts as appropriate to (i) assist in raising additional equity capital and research and development funds for the Company, (ii) integrate developments licensed from academic laboratories into the technology base of the Company, and pursue the acquisition of other technologies complementary to those of the Company, and (iii) develop relationships with potential corporate partners for the development and commercialization of the Company’s technologies.  The Executive shall use his best efforts and shall act in good faith in performing all duties reasonably required to be performed by him under this Agreement.

          4.          Availability.  Except as herein provided, the Executive shall devote substantially all of his working time, attention and energies to the Company’s business and, except as provided herein, during the term of this Agreement shall not be engaged in any other business activity without the prior written approval of the Board of Directors.  The Executive may engage in a reasonable level of professional activities as are typical for individuals of a comparable professional stature.

          5.          Compensation.  As compensation for the services to be rendered hereunder, the Company agrees as follows:

                        (a)          To pay the Executive an annual salary of not less than $240,000 per annum, subject to increase based on an annual review by the Compensation Committee of the Board of Directors.

                        (b)          For the  twelve (12) month period commencing as of the date hereof, to pay the Executive a monthly expense allowance of up to $6,000, promptly upon presentation of supporting documentation, for travel, local housing, incremental personal costs and other expenses relating to the Executive’s employment in Orange County, California.   Such payments are in lieu of reimbursement for significant relocation expenses related to housing, but shall be in addition to the reimbursement of certain expenses pursuant to Section 5(c) below.

                        (c)          To reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and customary business expenses, consistent with the Company’s reimbursement policy, incurred by the Executive in the performance of his duties.

                        (d)          To allow the Executive to participate in such employee benefit programs as are made available to the management of the Company when and as the Executive becomes eligible therefore under the terms of such programs, including, without limitation, group health, disability and life insurance benefits and participation in other employee benefit plans.

                        (e)          To allow the Executive to have five (5) weeks of paid vacation each year during the term of this Agreement, subject to the maximum accrual permitted by the Company’s employment policies.  The Company and the Executive agree that time devoted by the Executive toward travel to, and attendance at, scientific meetings, boards of director meetings, and trips to meet with business leaders at trade associations shall not constitute vacation periods.  The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law.

                        (f)          To reimburse the executive for reasonable relocation expenses which may be needed for the assumption of his duties in Irvine, if such expenses are agreed to in advance by the Compensation Committee of the Board of Directors of the Company and supported by appropriate documentation.

          6.          Ownership of Material Information.  All right, title and interest of every kind and nature whatsoever in and to discoveries, inventions and improvements, patents (and applications therefore), copyrights, ideas, know how, creations or other proprietary rights arising from or connected with the Executive’s employment hereunder shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.  The Executive agrees to sign the standard proprietary rights agreement that is required of all Company employees.

          7.          Confidential Information.  The Executive covenants and agrees with the Company that he will not, during the term of this Agreement or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to business plans, joint ventures, financial or cost information, and confidential scientific and clinical information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding), which the Executive shall have acquired in the course of or incident to the performance of his duties pursuant to the terms of this Agreement.  Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation by the Executive of this Section 7), which is a matter of general business knowledge or experience or which the Executive is required to disclose under applicable law.

          8.          Termination for Cause; Voluntary Termination for Good Reason.

                        (a)          The Company may terminate the employment of the Executive under this Agreement at any time for “Cause” (as hereinafter defined) upon notice to the Executive.  As used herein, the term “Cause” shall mean only: (a) the Executive’s willful refusal or failure to perform the duties assigned to him; provided, however, that the employment of the Executive shall not be terminated under this clause unless the Executive is given notice in writing by the Board of Directors that the conduct in question constitutes grounds for termination under this Section 8 and the Executive is allowed a period of thirty (30) days to remedy the refusal or failure; (b) the Executive’s conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States; or (c) the Executive’s breach of any of the material terms of this Agreement.  If the employment of the Executive under this Agreement is terminated under Section 8, the Company shall give written notice to the Executive specifying the cause of such action.  Upon the effectiveness of a termination of employment under this Section 8, (i) the Executive agrees to immediately tender his resignation from the Company’s Board of Directors and (ii) the Company shall be relieved of all further obligations under this Agreement.  Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions of Sections 6 and 7.

                        (b)          The Executive may terminate his employment under this Agreement at any time for “Good Reason” (as hereinafter defined) upon notice to the Company.  As used herein, the term “Good Reason” shall mean only (a) the Company’s breach of any of the material terms of this Agreement, (b) a change in the Executive’s title or a material reduction or alteration of the duties of the Executive, or (c) the relocation absent the Executive’s consent of the Company’s principal place of business to a location outside of Orange County, California

          9.          Termination Without Cause or for Good Reason.

                        (a)          The Company may terminate the employment of the Executive under this Agreement without Cause at any time upon at least thirty (30) days’ prior written notice to the Executive.  The Executive may terminate his employment under this Agreement for Good Reason upon at least thirty (30) days’ prior written notice to the Company.  In the event of either a termination by the Company of the Executive’s employment without Cause or the Executive’s termination of his employment for Good Reason the Company shall pay to the Executive in accordance with its normal payroll practices termination pay equal to the lesser of (a) the then current salary for the balance of the current term or (b) twelve months of the Executive’s then current salary.  Termination of employment under this Section 9 shall not terminate the Executive’s obligations under Sections 6 and 7.

                        (b)          Nothing contained in this Agreement shall be construed to abrogate the obligations of the Company to the Executive, or the Executive’s personal representative or heirs, as the case may be, to make payment or provide any other benefit that accrued prior to the termination of the Executive’s employment.

          10.          Disability of the Executive.  In the event that the Executive during this period while employed under this Agreement shall at any time become unable, due to illness, accident, injury or otherwise, to carry out his duties under this Agreement for a period of at least three (3) consecutive months, the Company may terminate the employment of the Executive under this Agreement.  In such event, the Company shall compensate the Executive in an amount equal to the difference between any disability insurance proceeds and twelve(12) months of the Executive’s then current salary for a period of one year.  A termination of employment under this Section 10 will not terminate the Executive’s obligations under Sections 6 and 7.

          11.          Voluntary Termination.  The Executive may terminate his employment under this Agreement at any time by giving the Company thirty (30) days’ written notice.  Termination of employment shall not terminate the Executive’s obligations under Sections 6 and 7.

          12.          Grant of Stock Options.  The Company shall grant to the Executive options to purchase 600,000 shares of common stock of the Company with an exercise price equal to fair market value as of such date, with a ten-year term, and with 200,000 options being immediately vested and fully exercisable and the remaining 400,000 options vesting in monthly equal amounts over a four-year period commencing one year from the date hereof, provided, however that the vesting of such options may be accelerated in accordance with Exhibit A attached hereto upon the achievement of certain milestones detailed thereon, as may be amended from time to time by the Board of Directors.  The Executive’s stock option position will be reviewed by the Compensation Committee of the Board of Directors from time to time, but in no event less than annually, and increases in such stock option position may be awarded dependent upon the performance of the Executive.  To the maximum extent permissible under the Internal Revenue Code of 1986, as amended (the “Code”) stock options granted to the Executive shall be “incentive stock options” as defined in Section 422 of the Code.  The general terms and conditions of stock options granted to the Executive shall be in accordance with the stockholder-approved plans established for the granting of options, amended from time to time and the Company’s customary form of stock option agreement; provided that in the event of the Executive’s termination of employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the Executive’s then outstanding stock options shall be exercisable with respect to that portion of such stock options which is vested as of the Executive’s termination for the remainder of their original ten-year term.  In addition, notwithstanding anything herein, in any of the Company’s stock option plans or in any stock option agreement between the Company and the Executive, upon a Change of Control all stock options then held by the Executive shall vest immediately prior to such Change of Control.

          13.          Capacity.  The Executive represents and warrants to a Company that he is not now under any obligation of a contractual nature or otherwise, to any person, firm, corporation, association, or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

          14.          Participation in Competitive Business.  While the Executive is employed under this Agreement, the Executive shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate consultant, officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company without the prior written approval of the Company; provided, however, that nothing herein, shall preclude the Executive from owning less than one percent (1%) of the outstanding capital stock of any company whose shares are traded on the New York Stock Exchange, the American Stock Exchange or Nasdaq.  Notwithstanding the foregoing, the

Executive may continue to engage in those activities listed on Exhibit B hereto, provided such activities do not unreasonably interfere with the performance by the Executive of his duties as President and Chief Executive Officer of the Company.

          15.          Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

          16.          Notice.  Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand or by registered or certified mail, return receipt requested, postage fully prepaid, to the respective parties at the following addresses or such other address as either party may from time to time designate in writing.  Notices shall be effective when delivered.

To Executive:	Roger G. Stoll, Ph.D.
15241 Barranca Parkway
Irvine, California 92618

To Company:	Attn: Corporate Secretary
Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92618

          17.          Arbitration.  All disputes arising under or in connection with this Agreement shall be submitted to arbitration in Orange County, California, under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding.  Judgment upon the award rendered may be entered and enforced in any court having jurisdiction.

          18.          Assignability.  The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company.  The Executive may not assign his rights or obligations hereunder without the prior written consent of the Company.

          19.          Attorneys’ Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the Company agrees to compensate the Executive for his reasonable legal fees.  Additionally, the Company agrees to pay for any fees associated with the preparation of this Agreement and, if required by the Company, any potential changes agreed to by the Executive to the terms and conditions of this Agreement in the future.

          20.          Construction.  This Agreement shall be governed by and construed in accordance with the laws of the state of California.

          21.          Completeness.  This Agreement sets forth all, and is intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof.

          22.          Counterparts.  This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

          23.          Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the

Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

          24.          Headings.  Headings constrained in the Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

          25.          Survival of Terms.  If this Agreement is terminated for any reason, the provision of Sections 6 and 7 shall survive and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

          26.          Change of Control.  For the purpose of this Agreement, a “Change of Control” shall have occurred if:

                        (a)          any individual, entity or group (within he meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided however that any acquisition by the Company, by any employee benefit plan (or related trust) of the Company, or by any corporation with respect to which, following such acquisition, more than 50% of respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, of the Common Stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

                        (b)          the stockholders of the Company approve (i) a reorganization, merger or consolidation, provided, however, that any reorganization, merger or consolidation with respect to which all or substantially of the persons who were the respective beneficial owners of the Common Stock and the Voting Securities prior to such reorganization, merger or consolidation, beneficially own directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation shall not constitute a Change of Control or (ii) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

          27.          No Duty to Seek Employment.  The Executive and the Company acknowledge and agree that nothing contained in the Agreement shall be construed as requiring Executive to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on Executive’s seeking or accepting such alternative or replacement employment.

          IN WITNESS HEREOF, the parties hereto have executed this Employment Agreement on the day and year first above written.

CORTEX PHARMACEUTICALS, INC.

By:	/s/ M. ROSS JOHNSON, PH.D.

Name:	M. Ross Johnson, Ph.D.
Its:	Chairman, Compensation Committee

EXECUTIVE

/s/ ROGER G. STOLL, PH.D.

Roger G. Stoll, Ph.D.

EXHIBIT A

MILESTONES

During the term of this Agreement, the stock options referred to in Section 12 shall be subject to acceleration of vesting upon attainment of certain milestones set forth below:

1.          In the event that the Company completes a third-party financing sufficient to maintain the Company for a twelve-month period, as determined by the Board of Directors, an additional 200,000 of the 600,000 options (or such lesser amount as remain unvested) shall immediately vest upon the closing of such financing.

2.          In the event that the Company procures an additional partnership of substantial nature, as determined by the Board of Directors, an additional 200,000 of the 600,000 options (or such lesser amount as remain unvested) shall immediately vest upon the execution of the definitive documentation evidencing such partnership.

EXHIBIT B

Company/Group	Position

Agensys, Inc.	Director

Questcor Pharmaceuticals, Inc.	Director

LifePoint, Inc.	Director

Acceleration International	Consultant

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